Financial Statements

                        Barber-Colman Motors Division
                    (A Division of Barber-Colman Company, a
                     wholly owned subsidiary of Siebe, plc.)

                     Nine months ended December 31, 1995
                        and year ended March 31, 1995
                     with Report of Independent Auditors

                       Barber-Colman Motors Division
                   (A Division of Barber-Colman Company, a
                    wholly owned subsidiary of Siebe, plc.)

                           Financial Statements


                   Nine months ended December 31, 1995 and
                          year ended March 31, 1995




                                 Contents
Report of Independent Auditors . . . . . . . . . . . . . . . . . . . 1

Financial Statements

Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Statements of Divisional Operations. . . . . . . . . . . . . . . . . 3
Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . 4
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . 5

                   Report of Independent Auditors

The Board of Directors
Barber-Colman Company

We have audited the accompanying balance sheets of Barber-Colman Company - Barber-Colman Motors Division (the Division) as of December 31, 1995 and March 31, 1995 and 1994, and the related statements of divisional operations and cash flows for the nine month period ended December 31, 1995 and year ended March 31, 1995. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Barber-Colman Company Barber-Colman Motors Division is a part of Barber-Colman Company, a wholly owned subsidiary of Siebe, plc., and has no separate legal status or existence. Transactions with Barber-Colman Company and other affiliates are described in Note 1.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Barber-Colman Company Barber-Colman Motors Division at December 31, 1995 and March 31, 1995 and 1994, and the results of its operations and its cash flows for the nine months ended December 31, 1995 and year ended March 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Division changed its method of accounting for advertising costs on April 1, 1995 to conform with Statement of Position 93-7, "Reporting on Advertising Costs."




January 19, 1996

                    Barber-Colman Motors Division
                (A Division of Barber-Colman Company, a
                wholly owned subsidiary of Siebe, plc.)

Balance Sheets

                                December 31                March 31
                                   1995             1995           1994
Assets
Current assets:
Cash                            $     6,000      $     6,000     $     6,000
Accounts receivable from
 third parties, less
 allowance of $33,000             1,586,000        3,129,000       2,836,000
Accounts receivable from
 related entities                   428,000          507,000         293,000
Inventories                       2,726,000        2,908,000       2,341,000
Prepaid expenses and other
 current assets                     599,000          837,000         872,000
Deferred income taxes               128,000           78,000         142,000
Total current assets              5,473,000        7,465,000       6,490,000

Property, equipment, and
 leasehold improvements-Net       6,989,000        7,265,000       8,748,000

Goodwill, less accumulated
 amortization of $687,000
 at December 31, 1995;
 $626,000 at March 31, 1995;
 and $544,000 at March 31, 1994      2,591,000    2,652,000      2,734,000
                                   $15,053,000  $17,382,000    $17,972,000
Liabilities and division equity
Current liabilities:
Accounts payable to third parties $ 591,000 $ 2,501,000 $ 2,140,000 Accounts payable to related
 entities                              119,000      362,000        383,000
Accrued expenses and other
 current liabilities                   551,000      650,000        710,000
Total current liabilities            1,261,000    3,513,000      3,233,000

Deferred income taxes                1,971,000    2,042,000      2,696,000

Commitments (Note 8)

Division equity                     11,821,000   11,827,000     12,043,000
                                   $15,053,000  $17,382,000    $17,972,000

                                      See accompanying notes.

                           Barber-Colman Motors Division
                       (A Division of Barber-Colman Company, a
                        wholly owned subsidiary of Siebe, plc.)

                         Statements of Divisional Operations


                                              Nine months           Year
                                                 ended              ended
                                              December 31,         March 31,
                                                 1995               1995

Net sales
Third parties                                 $14,890,000        $21,362,000
Related entities                                1,452,000          2,090,000
                                               16,342,000         23,452,000

Cost of sales
Third parties                                  11,105,000         15,296,000
Related entities                                1,083,000          1,497,000
                                               12,188,000         16,793,000
Gross profit                                    4,154,000          6,659,000

Selling, general, and administrative expenses
Allocated by Parent                               886,000            981,000
Other                                           2,935,000          3,953,000
                                                3,821,000          4,934,000
Operating income                                  333,000          1,725,000
Other expense                                      18,000             11,000
Allocated interest expense                        321,000            425,000
(Loss) income before income taxes and cumulative
 effect of change in accounting for advertising
 costs                                             (6,000)         1,289,000
Provision for income taxes                        130,000            671,000
(Loss) income before cumulative effect of change
 in accounting for advertising costs             (136,000)           618,000
Cumulative effect of change in accounting for
 advertising costs (Note 1)                       122,000                  -
Divisional (loss) income                      $  (258,000)        $  618,000

                               See accompanying notes.

                        Barber-Colman Motors Division
                    (A Division of Barber-Colman Company, a
                     wholly owned subsidiary of Siebe, plc.)

                           Statements of Cash Flows


                                              Nine months         Year
                                                 ended            ended
                                              December 31       March 31
                                                 1995             1995

Cash flows from operating activities
Divisional (loss) income                     $  (258,000)     $   618,000
Adjustments to reconcile divisional (loss)
 income to net cash provided by operating
 activities:
Depreciation and amortization                    641,000          831,000
Deferred income taxes                            (39,000)        (590,000)
Cumulative effect of change in accounting
 for advertising costs                           122,000                -
Changes in operating assets and liabilities:
   Accounts receivable                         1,622,000         (507,000)
   Inventories                                   182,000         (567,000)
   Prepaid expenses and other current assets      34,000           35,000
   Accounts payable                           (2,153,000)         340,000
Accrued expenses and other current
 liabilities                                     (99,000)         (60,000)
Net cash provided by operating activities         52,000          100,000

Cash flows from investing activities
Purchases of property, equipment, and leasehold
 improvements                                  (458,000)        (699,000)
Proceeds from disposals of property, equipment,
 and leasehold improvements                     154,000        1,433,000
Net cash (used for) provided by investing
 activities                                    (304,000)         734,000

Cash flows from financing activities
Contributions by (distributions to) Parent      252,000         (834,000)
Net cash provided by (used for) financing
 activities                                     252,000         (834,000)
Net change in cash                                    -                -
Cash at beginning of period                       6,000            6,000
Cash at end of period                         $   6,000        $   6,000


                               See accompanying notes.

                           Barber-Colman Motors Division
                     (A Division of Barber-Colman Company, a
                      wholly owned subsidiary of Siebe, plc.)

                          Notes to Financial Statements


1.  Summary of Significant Accounting Policies

Nature of Business

Barber-Colman Motors Division (the Division) is a division of Barber-Colman Company, which is a wholly owned subsidiary of Siebe, plc. (collectively, the Parent). The Division consists of Colman OEM and Colman Motor Products, wholly owned subsidiaries of Barber-Colman Company, and the motors division of Barber-Colman Company. The Division is a vertically integrated manufacturer of subfractional horsepower AC and DC motors and gear motors and sells its products to customers located in North America.

Basis of Presentation

These financial statements present the assets, liabilities, and results of operations of the Division. Costs related to functions performed by the Parent and certain other costs which are attributable to the Division are allocated to the Division by the Parent. Costs related to these functions performed by the Parent include legal, property and casualty insurance, human resources, financial reporting, general accounting, and other administrative services. In addition, interest expense is allocated by the Note 9 for a summary of allocated costs.

The Division is part of a consolidated group and as such has significant transactions with related entities. The terms of these transactions were determined between related parties and may, therefore, differ from terms which would have occurred between wholly unrelated parties and may also differ from the costs which would have been incurred had the Division operated as a completely autonomous entity.

The assets, liabilities, income, and expenses shown on the Division's financial statements are only part of those of a larger entity and are not subject to the constraints of law and custom applicable to legal entities. Consequently, they may be available to satisfy claims unrelated to and not reflected in the financial statements of the nonlegal entity.

Cash Management

The Division transfers its cash to the Parent and the Parent advances funds to the Division to finance its operations, the expansion of its business, and its working capital requirements. The net activity in the regard is reflected as a part of Division equity.

                         Barber-Colman Motors Division
                    (A Division of Barber-Colman Company, a
                      wholly owned subsidiary of Siebe, plc.)


1.  Summary of Significant Accounting Policies (continued)

Inventories

Inventories are valued at the lower of cost or market. The Division costs certain inventories using the last in, first out (LIFO) method and other inventories using the first in, first out (FIFO) method.

Property, Equipment, and Leasehold Improvements

Property and equipment are stated at cost, less accumulated depreciation. Provisions for depreciation of property and equipment are determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated at cost, less accumulated amortization. Amortization is determined using the straight-line method over the life of the leasehold improvement.

Goodwill

Goodwill is being amortized over 40 years using the straight-line method. All of the goodwill was allocated by the Parent to the Division after the acquisition of Barber-Colman Company in 1987.

Financial Instruments

Trade receivables may subject the Division to credit risk. Credit risk associated with trade receivables is limited by the large number of customers in the Division's customer base. The Division monitors the credit quality of its customers and maintains allowances for potential credit losses which, historically, have been within the range of the Division's expectations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                     Barber-Colman Motors Division
                (A Division of Barber-Colman Company, a
                 wholly owned subsidiary of Siebe, plc.)


1.  Summary of Significant Accounting Policies (continued)

Advertising Costs

On April 1, 1995, the Division adopted Statement of Position 93-7, "Reporting on Advertising Costs" (SOP 93-7). The adoption of SOP 93-7 changes the Division's method of accounting for advertising costs. Previously, the Division deferred advertising costs and amortized them over the related period of advertising. Advertising costs are now expensed as incurred. The cumulative effect of this change in accounting was to increase the divisional loss for the nine months ended December 31, 1995 by $122,000, net of an $82,000 income tax benefit.

2.  Inventories

Inventories consist of the following:

                                      December 31           March 31
                                         1995          1995         1994

     Raw materials                   $   62,000    $   152,000    $  129,000
     Work in process                  3,220,000      3,341,000     2,937,000
     Finished goods                     199,000        135,000        40,000
     Inventory obsolescence
      reserve                          (451,000)      (451,000)     (451,000)
                                      3,030,000      3,177,000     2,655,000
     LIFO reserve                      (304,000)      (269,000)     (314,000)
                                     $2,726,000     $2,908,000    $2,341,000

Inventories with a current cost of approximately $1,944,000; $1,842,000; and $1,781,000, respectively, have been costed using the LIFO method.

                             Barber-Colman Motors Division
                         (A Division of Barber-Colman Company, a
                          wholly owned subsidiary of Siebe, plc.)


3.  Property, Equipment, and Leasehold Improvements

Property, equipment, and leasehold improvements consist of the following:

                                   December 31            March 31
                                      1995             1995       1994

     Machinery and equipment       $10,468,000     $10,132,000  $9,556,000
     Furniture and fixtures            514,000         503,000     493,000
     Construction in process           386,000         534,000     457,000
     Leasehold improvements            432,000         421,000     418,000
     Allocated software costs        1,079,000       1,093,000   1,093,000
     Other fixed assets                 57,000          46,000      46,000
                                    12,936,000      12,729,000  12,063,000
     Less: Accumulated depreciation
      and amortization              (5,995,000)     (5,512,000) (4,802,000)
                                     6,941,000       7,217,000   7,261,000
     Allocated building costs, net      48,000          48,000   1,487,000
                                   $ 6,989,000     $ 7,265,000  $8,748,000

Allocated building costs, net represents the portion of the cost of Barber-Colman Company's headquarters facility allocated to the Division. This facility was disposed of during the year ended March 31, 1995 and the related allocation was reversed.

4.  Division Equity

Division equity consists of the following:

  Balance at March 31, 1994                       $12,043,000
  Divisional income                                   618,000
  Distributions to Parent, net                       (834,000)
  Balance at March 31, 1995                        11,827,000
  Divisional loss                                    (258,000)
  Contributions by Parent, net                        252,000
  Balance at December 31, 1995                    $11,821,000

Distributions to/Contributions by Parent represent the change in net assets of the Division, net of divisional income or loss during each respective period.

                         Barber-Colman Motors Division
                     (A Division of Barber-Colman Company, a
                      wholly owned subsidiary of Siebe, plc.)


5.  Income Taxes

The provisions for income taxes consist of the following:

                             Nine months             Year
                                ended                ended
                             December 31            March 31,
                                1995                  1995

        Current:
        Federal               $131,000            $   977,000
        State                   38,000                284,000
                               169,000              1,261,000
        Deferred               (39,000)              (590,000)
                              $130,000            $   671,000

The primary reasons for the difference between the statutory federal income tax rate and the effective tax rate are state income taxes and amortization of goodwill and other expenses not deductible for tax purposes.

The Division's operating results are included in the Parent's income tax returns. The provision for current income taxes is based on the Division's taxable income calculated on a separate return basis.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes.

                      Barber-Colman Motors Division
                 (A Division of Barber-Colman Company, a
                  wholly owned subsidiary of Siebe, plc.)

                      Notes to Financial Statements


5.  Income Taxes (continued)

Significant components of the Division's deferred tax assets and liabilities consist of the following:

                                     December 31             March 31
                                        1995            1995         1994

Deferred income tax assets:
Allowance for doubtful accounts     $    13,000   $      13,000  $    13,000
Inventory obsolescence reserve          180,000         180,000      180,000
Accrued vacation                         11,000          32,000       93,000
Accrued warranty                         10,000          10,000       18,000
Other                                    84,000          14,000        8,000
                                        298,000         249,000      312,000
Deferred income tax liabilities:
 Book value in excess of tax basis
  of property, equipment, and
  leasehold improvements             (1,971,000)     (2,042,000)  (2,696,000)
 Prepaid expenses                      (170,000)       (171,000)    (170,000)
                                     (2,141,000)     (2,213,000)  (2,866,000)
                                    $(1,843,000)    $(1,964,000) $(2,554,000)

6.  Retirement Benefits

Substantially all of the Division's employees are covered by a qualified retirement savings and/or profit sharing plan of the Parent. The Division is charged for its share of the Parent's contributions to the plans. The Division was charged approximately $161,000 and $214,000 for these contributions during nine months ended December 31, 1995 and year ended March 31, 1995, respectively.

                           Barber-Colman Motors Division
                      (A Division of Barber-Colman Company, a
                        wholly owned subsidiary of Siebe, plc.)


7.  Major Customers

During the nine months ended December 31, 1995 and year ended March 31, 1995, the same three customers accounted for approximately 34% and 31% of sales, respectively. At December 31, 1995; March 31, 1995; and March 31, 1994, these same three customers accounted for approximately 31%, 37%, and 38% of trade accounts receivable, respectively.

One of these customers is a related entity which accounted for approximately 9% of sales during both the nine months ended December 31, 1995 and the year ended March 31, 1995. At December 31, 1995; March 31, 1995; and March 31, 1994, this related entity accounted for approximately 21%, 14%, and 8% of trade accounts receivable, respectively.

8.  Commitments

The Division leases manufacturing, office, and storage facilities and certain equipment under noncancelable operating leases expiring in various years through 2000. The leases require the Division to pay real estate taxes and maintenance costs.

Commitments for future minimum payments under noncancelable leases are as follows as of December 31, 1995:

                   1996                       $1,244,000
                   1997                        1,031,000
                   1998                          960,000
                   1999                          762,000
                   2000 and thereafter           386,000

Rental expense for the nine months ended December 31, 1995 and year ended March 31, 1995 was approximately $842,000 and $984,000, respectively. Included in these amounts is related party rental expense of approximately $132,000 and $158,000 for the nine months ended December 31, 1995 and year ended March 31, 1995, respectively.

                        Barber-Colman Motors Division
                    (A Division of Barber-Colman Company, a
                     wholly owned subsidiary of Siebe, plc.)


9.  Allocated Costs

Costs related to functions performed by the Parent and certain other costs which are attributable to the Division are allocated to the Division by the Parent as follows:

                         Nine months
                           ended          Year ended
                         December 31,      March 31,
                            1995             1995       Basis for Allocation

Cost of sales*:
Building rent            $  31,000         $  38,000    Square feet occupied
Data processing            124,000           157,000    Hourly use
Insurance                  112,000           168,000    Actual experience
                         $ 267,000         $ 363,000

Selling, general, and
 administrative expenses:
   Building rent         $ 101,000         $ 120,000   Square feet occupied
   Data processing          23,000            31,000   Hourly use
   Insurance                68,000            63,000   Actual experience
   Royalties               147,000           216,000   Actual third-party sales
   Management fees          98,000            78,000   Budgeted sales
   Other                   449,000           473,000   Budgeted sales,
                                                        headcount, and actual
                                                        use of corporate
                                                        services
                         $ 886,000         $981,000

   Interest              $ 321,000         $425,000    Average net assets

*These costs are included in cost of sales of both third parties and related entities.